EXHIBIT 99.2

P. O. Box 270 Hartford, CT 06141-0270 56 Prospect Street Hartford, CT 06103-2818 (860) 665-5000 www.nu.com

News Release

CONTACT:

Jeffrey R. Kotkin

(860) 728-4650

Northeast Utilities raises common dividend

HARTFORD, Connecticut, February 9, 2010 – The Northeast Utilities (NYSE: NU) Board of Trustees today approved an increase in the company’s quarterly dividend.

NU will pay a quarterly dividend of $0.25625 per share, on March 31, 2010, to shareholders of record as of the close of business on March 1, 2010.  The new annualized rate of $1.025 per share represents an increase of $0.075 per share above the previous annualized rate of $0.95 per share, which had been in effect since March 2009.

Charles W. Shivery, NU chairman, president, and chief executive officer, said the increase is consistent with NU’s dividend policy of paying out to shareholders approximately 50 percent of its earnings in the form of common dividends.

“This dividend policy allows us to provide a competitive cash return for our shareholders, while at the same time allowing us to continue to reinvest approximately half of our earnings in our regulated companies, which continue to improve the energy infrastructure of our region,” Shivery said.

As the company has stated previously, NU today reiterated that its ability to pay common dividends is subject to approval by its Board of Trustees and to expectations of its future earnings and cash flows.

NU operates New England’s largest utility system serving more than 2.1 million electric and natural gas customers in Connecticut, New Hampshire and Massachusetts.

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